Exhibit 3.1
State of Delaware
Secretary of State
Division of Corporations
Delivered 04:58 PM 07/27/2009
FILED 04:50 PM 07/27/2009
SRV 090730646 - 2350527 FILE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NETWORK CN INC.

Network CN Inc. (hereinafer referred to as the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

1.           The current name of the Corporation is Network CN Inc.

2.           The name under which the Corporation was originally incorporated is EC Capital, Ltd. and the date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware is September 10, 1993.

3.           The provisions of the Certificate of Incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafer set forth, and which is entitled the Amended and Restated Certificate of Incorporation of Network CN Inc.

4.           The resolution setting forth the amendment and restatement has been duly approved by board of directors and the stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and is as follows:

RESOLVED, that the Certificate of Incorporation of the Corporation be, and hereby is, amended and restated in its entirety as follows:

FIRST: The name of the corporation is Network CN Inc.

SECOND: The address of the corporation's registered office in the State of Delaware is the Corporation Trust Center at 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware 19801, the name of its registered agent at such address is The Corporation Trust Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation law.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is 2,005,000,000 shares, of which 2,000,000,000 shall be shares of common stock, par value $0.001 per share (the "Common Stock") and 5,000,000 shares shall be shares of preferred stock, par value $0.001 per share (the "Preferred Stock"). The shares of Common Stock and Preferred Stock may be issued by the corporation from time to time as approved by the board of directors of the corporation without the approval of the stockholders, except as otherwise provided by applicable law. The powers, designations, preferences and relative, participating, optional and other rights of the Preferred Stock shall be provided for in a resolution or resolutions adopted by the board of directors of the corporation and set forth in a certificate of designations executed, acknowledged and fled as provided in Section 151 (g) of the General Corporation Law of the State of Delaware, amending this Article Fourth.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the by-laws of the corporation. The number of directors of the corporation shall be as from time to time fixed by, or in the manner provided in the bylaws of the corporation.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

SEVENTH: A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation law, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law is intended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as is amended. Any repeal or modification of this provision shall not adversely affect any right of a director of the corporation existing at the time of such repeal or modification.

EIGHTH: Any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, incorporator, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, incorporation, employee, partner, trustee, or agent of another corporation, partnership, joint venture, trust, or other enterprise (including an employee benefit plan), shall be entitled to the indemnification by the corporation to the full extent then permitted by law against expenses (including counsel fees and disbursements), judgments, fines (including excise taxes assessed on a person with respect to an employee benefit plan), and amounts paid in settlement incurred by him in connection with such action, suit, or proceeding. Such right of indemnification shall inure whether or not the claim asserted is based on matters which antedate the adoption of this Article Eighth. The indemnification provided by this Article Eighth shall not be deemed exclusive of any other rights which may be provided now or in the future under any provision currently in effect or hereafter adopted of the bylaws, by an agreement, by vote of stockholders, by resolution of disinterested directors, by provisions of law, or otherwise.

NINTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 27th day of July, 2009.

NETWORK CN INC.

By:	/s/ Earnest Leung
Name:	Earnest Leung
Title:	Chief Executive Officer